Exhibit 99.1

FOR IMMEDIATE RELEASE

WEDNESDAY, MAY 2, 2007

FOR FURTHER INFORMATION:

Bill Hodges	Fran Barsky
Chief Financial Officer	Director, Investor Relations
919-913-1030	919-913-1044

POZEN REPORTS FIRST QUARTER 2007 RESULTS

Chapel Hill, N.C., May 2, 2007 — POZEN Inc. (NASDAQ: POZN), today announced results for the first quarter ended March 31, 2007.

First-Quarter Results

POZEN reported a net loss of $2.1 million, or $0.07 per share on a diluted basis, for the first quarter of 2007, compared to a net loss of $6.4 million, or $0.22 per share on a diluted basis, for the first quarter of 2006.

For the first quarter of 2007, POZEN reported revenue of $7.7 million resulting from the amortization of upfront payments received pursuant to collaboration agreements with AstraZeneca and GlaxoSmithKline and revenue from development work performed under those agreements. Revenue for the first quarter ended March 31, 2006 totaled $2.2 million.

Operating expenses for the first quarter of 2007 totaled $10.5 million as compared to $9.1 million for the comparable period in 2006. The increase in operating expenses was primarily due to an increase in costs associated with the PN and PA programs, partially offset by a decrease in cost for the lornoxicam program.

At March 31, 2007, cash, cash equivalents and short-term investments totaled $58.2 million compared to $62.6 million at December 31, 2006.

Corporate Highlights

Results from two pivotal efficacy studies for Trexima™ (sumatriptan/naproxen sodium) were published in the Journal of the American Medical Association (JAMA) in April 2007. The studies demonstrated that Trexima provided superior headache relief at two hours and four hours compared to placebo, and sustained pain-free results from two through 24-hours after dosing versus sumatriptan or naproxen monotherapy.

Abstracts on Trexima are being presented today at the 59th Annual Meeting of the American Academy of Neurology in Boston.

The Trexima amended response to the U.S. Food and Drug Administration (FDA) approvable letter was accepted for review by the FDA. The FDA notified POZEN that it considers the response a class 2 review (six months); therefore, the FDA action date is August 1, 2007.

Financial Guidance

For the second quarter of 2007, POZEN expects total revenue to be in the range of $11.7 to $14.7 million, including $3.7 million from the amortization of upfront payments from AstraZeneca and GlaxoSmithKline and revenue of $8 to $11 million for work performed under the AstraZeneca agreement. Total operating expenses are expected to be in the range of $15 to $18 million, including $1.5 million of non-cash stock-based compensation expense.

POZEN and AstraZeneca are currently in discussions on the timing and scope of marketing studies to support the commercialization of PN 400. AstraZeneca will pay POZEN to conduct these studies. These marketing studies may impact revenue and expenses for the 2007 year. We expect to have more definitive information at the end of the second quarter at which time we will provide updated guidance.

First-Quarter Results Webcast

POZEN will hold a webcast to present first quarter 2007 results and management’s outlook on Wednesday, May 2, 2007 at 11:00 a.m. Eastern time. The webcast can be accessed live and will be available for replay at www.pozen.com.

About POZEN

POZEN is a pharmaceutical company committed to developing therapeutic advancements for diseases with unmet medical needs where it can improve efficacy, safety, and/or patient convenience. POZEN’s efforts are focused primarily on the development of pharmaceutical products for the treatment of acute and chronic pain and other pain-related conditions. POZEN has development and commercialization alliances with GlaxoSmithKline for the proposed product candidate Trexima™ combining sumatriptan, formulated with RT Technology™, and naproxen sodium in a single tablet for the acute treatment of migraine, which is currently under review by the United States Food and Drug Administration, and with AstraZeneca for proprietary fixed dose combinations of naproxen with the proton pump inhibitor esomeprazole magnesium in a single tablet for conditions such as osteoarthritis and rheumatoid arthritis in patients who are at risk for developing NSAID-associated gastric ulcers. The company’s common stock is traded on The Nasdaq Stock Market under the symbol “POZN”. For detailed company information, including copies of this and other press releases, see POZEN’s website: www.pozen.com.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Annual Report on Form 10-K for the period ended December 31, 2006. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Financial Tables to Follow…

POZEN Inc.

Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2007	2006
Revenue:
Licensing revenue	$7,656,004	$2,237,000
Operating expenses:
General and administrative	3,230,539	3,652,470
Research and development	7,304,418	5,488,178

Total operating expenses	10,534,957	9,140,648
Other Income:
Interest and other income	789,313	458,857

Net loss attributable to common stockholders	$(2,089,640)	$(6,444,791)

Basic and diluted net loss per common share	$(0.07)	$(0.22)

Shares used in computing basic and diluted net loss per common share	29,469,392	29,114,570

POZEN Inc.

Balance Sheets

(Unaudited)

	March 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$31,233,022	$26,296,884
Investments	26,950,846	36,285,102
Accounts Receivable	3,955,004	3,267,153
Prepaid expenses and other current assets	715,652	1,108,506

Total current assets	62,854,524	66,957,645
Equipment, net of accumulated depreciation	170,213	183,468

Total assets	$63,024,737	$67,141,113

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,345,426	$965,563
Accrued compensation	523,754	1,434,591
Accrued expenses	2,375,649	1,756,300
Deferred revenue	14,169,200	14,870,200

Total current liabilities	18,414,029	19,026,654
Long-term liabilities:
Deferred revenue	21,000,000	24,000,000

Total liabilities	39,414,029	43,026,654
Total stockholders’ equity	23,610,708	24,114,459

Total liabilities and stockholders’ equity	$63,024,737	$67,141,113

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